Exhibit 11

Computation of Earnings Per Share

Lannett Company, Inc. and Subsidiaries

STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

	2005		2004		2003
	Net (Loss)/Income	Shares	Net Income	Shares	Net Income	Shares
	(Numerator)	(Denominator)	(Numerator)	(Denominator)	(Numerator)	(Denominator)

Basic (loss)/earnings per share factors	$(32,779,597)	24,097,472	$13,215,454	20,831,750	$11,666,887	19,968,633
Effect of potentially dilutive option plans				222,194		152,681

Diluted (loss)/earnings per share factors	$(32,779,597)	24,191,578	$13,215,454	21,053,944	$11,666,887	20,121,314

Basic (loss)/earnings per share	$(1.36)		$0.63		$0.58
Diluted (loss)/earnings per share	$(1.36)		$0.63		$0.58

Dilutive shares have been excluded in the weighted average shares used for the calculation of earnings per share in periods of net loss because the effect of such securities would be anti-dilutive.  The number of anti-dilutive weighted average shares that have been excluded in the computation of diluted earnings per share for the year ended June 30, 2005, 2004 and 2003 were 857,108, 178,500, and 0, respectively.